Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Robert R. Foley	Heidi Gillette
Chief Financial Officer	Investor Relations
Gramercy Capital Corp.	Gramercy Capital Corp
(212) 297-1000	(212) 297-1000

Gramercy Capital Corp. and SL Green Realty Corp. Announce

Acquisition of fee Interest at

885 Third Avenue, The Lipstick Building

New York, NY, July 18, 2007 – Gramercy Capital Corp. (NYSE: GKK) and SL Green Realty Corp. (NYSE: SLG) today announced they have acquired for $317.0 million a 79% fee interest and 21% leasehold interest in the property located at 885 Third Avenue, better known as The Lipstick Building. Simultaneously, Gramercy and SL Green entered into a 70-year leasehold/sub-leasehold arrangement for the improvements, a 607,000 square foot, 34-story Class A office building in Midtown Manhattan. The Lipstick Building, located at Third Avenue and 53rd Street, is 99% occupied by a tenant roster including the law firms Latham & Watkins and Ropes and Gray.

This transaction is the latest in a series of net lease investments undertaken by Gramercy jointly with SL Green, including the recently announced 2 Herald Square acquisition, an 11-story retail and commercial office property situated in the heart of Herald Square along 34th Street, New York’s busiest retail corridor; 55 Corporate Drive, a 670,000 square foot office building in Bridgewater, New Jersey leased to Sanofi-Aventis as its North-American headquarters; and One Madison Avenue, Credit Suisse’s headquarters on Madison Square Park.

Gramercy owns 45% of the 885 Third Avenue investment, and SL Green owns the remaining 55% of the investment. The transaction was financed with a $267.7 million, 10-year fixed rate loan provided by Goldman Sachs Commercial Mortgage Capital.

Andrew Mathias, Chief Investment Officer of Gramercy Capital Corp. and President of SL Green Realty Corp., stated: “The acquisition of 885 Third Avenue again demonstrates our ability to source compelling deals in today’s highly competitive Midtown Manhattan acquisition market. We created the fee/leaseback structure for situations like this: tremendous real estate, long-term value creation opportunities for the leasehold and attractive, secure cash-flows for GKK and SLG’s shareholders.”

Hugh Hall, Chief Operating Officer of Gramercy Capital Corp. commented, “The Lipstick investment is intended to generate long-duration, quality earnings for

Gramercy, and build long-term net asset value through a highly secure ownership position of an attractive Midtown land parcel.”

About Gramercy Capital Corp.

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 1, 2007, the Company owned 33 New York City office properties totaling approximately 24 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 24 suburban assets totaling 3.6 million square feet in Westchester County and Connecticut.

To be added to SL Green’s distribution list or to obtain the latest news releases and other SL Green information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon each company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing either company’s investments, and other factors, which are beyond either company’s control. Neither company undertakes any obligation to publicly update or revise any of the forward-looking information. For further information, please refer to each company’s filings with the Securities and Exchange Commission.

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